KING & SPALDING
                      191 PEACHTREE STREET
                  ATLANTA, GEORGIA 30303-1763
                    TELEPHONE: 404/572-4600
                    FACSIMILE: 404/572-5100


DIRECT DIAL:                                        DIRECT FAX:
404/572-3353                                        404/572-5147

                        March 5, 1997

First Federal Savings Bank
  of Brunswick, Georgia
777 Gloucester Street
Brunswick, Georgia 31520

NationsBank Corporation
100 North Tryon Street
Charlotte, North Carolina 28255

      Re: Federal Income Tax Consequences of Merger of Interim First Federal
          Savings Bank of Brunswick, a Wholly Owned Subsidiary of NationsBank Corporation, with and into First Federal Savings Bank of Brunswick, Georgia

Ladies and Gentlemen:

    We have acted as special tax counsel to First Federal Savings Bank of Brunswick, Georgia ("First Federal") in connection with the proposed merger (the "Merger") of Interim First Federal Savings Bank of Brunswick ("Merger Sub"), a wholly owned subsidiary of NationsBank Corporation ("NationsBank"), with and into First Federal pursuant to the following documents (collectively, the "Agreement"): (1) the Amended and Restated Agreement and Plan of Reorganization, dated as of November 20, 1989, between NationsBank (as successor to C&S/Sovran Corporation, The Citizens and Southern Corporation, Citizens and Southern Georgia Corporation, and The Citizens and Southern National Bank (collectively, "C&S/Sovran")) and First Federal (the "Restated Agreement"); (2) Amendment Number One to the Amended and Restated Agreement and Plan of Reorganization, dated as of August 20, 1990, between NationsBank (as successor to C&S/Sovran) and First Federal ("Amendment No. 1"); (3) Amendment Number Two to the Amended and Restated Agreement and Plan of Reorganization, dated as of December 19, 1990, between NationsBank (as successor to C&S/Sovran) and First Federal ("Amendment No. 2"); (4) Order of the Superior Court of Glynn County, Georgia, dated December 16, 1994 (the "First Order"); (5) Order of the Superior Court of Glynn County, Georgia, dated October 11, 1996 (the "Second Order"); (6) the letter from First
Federal to NationsBank, dated November 12, 1996, regarding the calculation of the Exchange Ratio (the

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First Federal Savings Bank
     of Brunswick, Georgia
NationsBank Corporation
March 5, 1997
Page 2


"Share Calculation Letter"); and (7) the letter from First Federal to NationsBank, dated January 17, 1997, regarding the waiver of certain provisions of the aforementioned documents (the "Waiver Letter"). You have requested our opinion regarding certain of the federal income tax consequences of the Merger.

     We understand that our opinion will be referred to in the Proxy Statement-Prospectus which is part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). We hereby consent to such use of our opinion.

     All capitalized terms used herein without definition have the respective meanings specified in the Registration Statement, and all references herein to the Code are to the Internal Revenue Code of 1986, as amended.

                              INFORMATION RELIED ON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of NationsBank and First Federal, including written certificates from NationsBank and First Federal verifying certain relevant facts that have been represented to us.

     Based upon the foregoing, we have assumed, with your consent, that the following statements are true and correct on the date hereof and will be true on the Effective Date:

            1. The Merger will be consummated in compliance with the material terms of the Agreement; none of the material terms and conditions therein have been waived or modified (except as provided in the documents that collectively comprise the Agreement); and neither NationsBank nor First Federal has any plan or intention to waive or modify any such material term or condition.

            2. The terms of the Merger have resulted from negotiations of the parties and litigation conducted at arm's length.

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First Federal Savings Bank
     of Brunswick, Georgia
NationsBank Corporation
March 5, 1997
Page 3

            3. There is no plan or intention by any First Federal stockholder to sell, exchange, or otherwise to dispose of a number of shares of NationsBank Common Stock that will be received in the Merger that would reduce the First Federal stockholders' aggregate ownership of NationsBank Common Stock to a number of shares having a value, as of the Effective Date, of less than 50 percent of the value of all of the formerly outstanding First Federal Common Stock as of the Effective Date. For purposes of this assumption, shares of First Federal Common Stock exchanged for cash in lieu of fractional shares of NationsBank Common Stock will be treated as outstanding First Federal Common Stock as of the Effective Date. In addition, shares of First Federal Common Stock and shares of NationsBank Common Stock held by First Federal stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this assumption.

             4. Following the Merger, First Federal will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by it immediately prior to the Merger. In addition, First Federal will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this assumption, amounts used by First Federal or Merger Sub to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by First Federal or Merger Sub will be included as assets held by First Federal or Merger Sub, respectively, immediately prior to the Merger, and any claim of First Federal against NationsBank arising from the Agreement and any litigation expenses incurred by First Federal in proceedings against NationsBank will be disregarded.

         5. Prior to the Merger, NationsBank will directly own all of the outstanding shares of stock of Merger Sub.

         6. First Federal has no plan or intention to issue additional shares of its stock that would result in NationsBank, following the Merger, owning less than 80 percent of the total combined voting power of all classes of First Federal stock entitled to vote or less than 80 percent of the total number of shares of all other classes of First Federal stock.

         7. NationsBank has no plan or intention to reacquire any of the shares of NationsBank Common Stock issued in the Merger. NationsBank may, however, acquire NationsBank Common Stock from time to time through purchases on an anonymous basis on the open market at open market prices. Such purchases will not be directed toward the former First Federal shareholders.

         8. NationsBank has no plan or intention following the Merger to liquidate First Federal; to merge First Federal with or into another corporation; to sell or otherwise to

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First Federal Savings Bank
     of Brunswick, Georgia
NationsBank Corporation
March 5, 1997
Page 4

dispose of any of the stock of First Federal; or to cause First Federal to sell or otherwise to dispose of any of its assets, except for dispositions made in the ordinary course of business.

         9. Merger Sub will have no liabilities that will be assumed by First Federal in the Merger, and will not transfer to First Federal in the Merger any asset subject to any liability.

         10. Following the Merger, First Federal will continue its historic business or use a significant portion of its historic business assets in a business.

         11. NationsBank, Merger Sub, First Federal, and the stockholders of First Federal will pay their respective expenses, if any, incurred in connection with the Merger.

         12. There is no intercorporate indebtedness existing between NationsBank and First Federal or between Merger Sub and First Federal that was, or will be, issued, acquired, or settled at a discount.

        13. In the Merger, NationsBank will acquire shares of First Federal Common Stock representing at least 80 percent of the total combined voting power of all classes of First Federal stock entitled to vote and at least 80 percent of the total number of shares of all other classes of First Federal stock, solely in exchange for voting stock of NationsBank. For purposes of this assumption, shares of First Federal Common Stock exchanged for cash or other property originating with NationsBank will be treated as outstanding stock of First Federal on the Effective Date.

        14. On the Effective Date, First Federal will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of First Federal that, if exercised or converted, would affect NationsBank's acquisition or retention of First Federal Common Stock representing at least 80 percent of the total combined voting power of all classes of First Federal stock entitled to vote and at least 80 percent of the total number of shares of all other classes of First Federal stock.

         15. NationsBank owns 100 shares of First Federal Common Stock. NationsBank does not own, and will not own prior to the Effective Date, directly or indirectly, any other capital stock of First Federal, nor has NationsBank owned, directly or indirectly, any other capital stock of First Federal during the past five years.

        16. Neither NationsBank, Merger Sub, nor First Federal is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are

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First Federal Savings Bank
     of Brunswick, Georgia
NationsBank Corporation
March 5, 1997
Page 5


assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

         17. On the Effective Date, the fair market value of the assets of First Federal will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

        18. First Federal is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         19. None of the compensation received by any stockholder-employee of First Federal will be separate consideration for, or allocable to, any of his or her shares of First Federal Common Stock; none of the shares of NationsBank Common Stock that will be received in the Merger by any stockholder-employee of First Federal in exchange for First Federal Common Stock will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee of First Federal following the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         20. The payment of cash in lieu of fractional shares of NationsBank Common Stock is solely for the purpose of avoiding the expense and inconvenience to NationsBank of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to First Federal stockholders instead of issuing fractional shares of NationsBank Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to First Federal stockholders in exchange for their shares of First Federal Common Stock. The fractional share interests of each First Federal stockholder will be aggregated, and no First Federal stockholder will receive cash in an amount equal to or greater than the value of one full share of NationsBank Common Stock.

                          OPINIONS

       Based upon the foregoing, it is our opinion that:

           (1) The Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code;

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First Federal Savings Bank
     of Brunswick, Georgia
NationsBank Corporation
March 5, 1997
Page 6



          (2) No gain or loss will be recognized by First Federal stockholders upon the exchange in the Merger of their First Federal Common Stock for NationsBank Common Stock (including any fractional share of NationsBank Common Stock deemed to have been received);

          (3) The tax basis of the NationsBank Common Stock received in the Merger by a First Federal stockholder (including any fractional share of NationsBank Common Stock deemed to have been received) will be the same as the tax basis of the First Federal Common Stock exchanged for such NationsBank Common Stock;


          (4) The holding period of the NationsBank Common Stock received in the Merger by a First Federal stockholder (including any fractional share of NationsBank Common Stock deemed to have been received) will include the holding period of such stockholder in the First Federal Common Stock exchanged for such NationsBank Common Stock, provided that the First Federal Common Stock is held as a capital asset on the Effective Date;


          (5) A First Federal stockholder who receives cash in the Merger in lieu of a fractional share interest in NationsBank Common Stock will recognize a taxable gain or loss, measured by the difference between the amount of cash received and the portion of the basis of the share of First Federal Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss, provided that such share of First Federal Common Stock is held as a capital asset on the Effective Date, and will be long-term capital gain or loss if such share of First Federal Common Stock will have been held by the First Federal stockholder for more than one year.

    The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements of fact set out herein that we have assumed, with your consent, to be true and correct. Our opinions cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumed facts set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.


                                        Very truly yours,

                                       /s/ King & Spalding
                                           King & Spalding

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